EXHIBIT 5.1

            [LETTERHEAD OF PAUL, WEISS, RIFKIND, WHARTON & GARRISON]


                                             July 27, 2000


Styleclick, Inc.
152 West 57th Street
New York, New York 10019

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-8 (the "Registration Statement") of Styleclick, Inc., a Delaware corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act (the "Rules"), we have been requested by the Company to furnish our opinion as to the legality of up to 15,200,000 shares of Class A Common Stock, par value $.01 per share, of the Company (the "Shares") registered under the Registration Statement. Of these shares, 15,000,000 are reserved for issuance under the Company's 2000 Stock Plan, and 200,000 are reserved under the Company's 2000 Directors' Stock Option Plan (collectively, the "Plans").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the "Documents"): (i) the Registration Statement, (ii) the Registration Statement on Form S-8 (Registration No. 333-33194), (iii) the Certificate of Incorporation of the Company, as amended on or before today's date, (iv) the Bylaws of the Company, as amended on or before today's date, (v) the Plans and (vi) those corporate records, agreements and other instruments of the Company, and all other certificates, agreements and documents, that we have considered relevant and necessary as a basis for the opinion expressed in this letter.

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Styleclick, Inc.                                                               2


         In our examination of the Documents, we have assumed, without independent investigation, the genuineness of all signatures, the enforceability of the Documents against each party to them, the legal capacity of all individuals who have executed any of the Documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents and the authenticity of all these latter documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company.

         Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware. Please be advised that no member of this firm is admitted to practice in the State of Delaware. Our opinion is rendered only with respect to the laws and the rules, regulations and orders under them, which are currently in effect.

                                             Very truly yours,

                              /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
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                              PAUL, WEISS, RIFKIND, WHARTON & GARRISON